Exhibit 99.1

Formal Notice of Blackout Period

Under the

Dover Corporation Retirement Savings Plan

(As Required Under Section 306(a)(6) of the Sarbanes-Oxley Act of 2002)

To:	All Executive Officers and Directors of Dover Corporation Securities and Exchange Commission

From:	Ivonne M. Cabrera, Senior Vice President, General Counsel and Secretary, Dover Corporation

Date:	August 7, 2020

Subject:	Notice of Trading Blackout Period

This Notice is being provided to you pursuant to Rule 104 of Regulation BTR, promulgated under Section 306(a)(6) of the Sarbanes Oxley Act of 2002. The purpose of this Notice is to inform you of an impending “blackout period” under the Dover Corporation Retirement Savings Plan (the “Plan”), during which you will be generally prohibited from effecting any direct or indirect transactions in Dover Corporation common stock, par value $1.00 per share (together with any derivative security thereof, “Company Stock”), that you acquired in connection with your employment or service as an executive officer or director of Dover Corporation (the “Company”). We are obligated under the Sarbanes-Oxley Act to provide you with this Notice, which contains specific information regarding the blackout period. In addition, we are required to file this Notice with the Securities Exchange Commission as part of a Form 8-K.

Reasons for Blackout Period

The Company has elected to change the recordkeeper for the Plan. As a result of this change, there will be a blackout period in which Plan participants and beneficiaries will be temporarily unable to exercise certain rights otherwise available under the Plan, including the ability to transfer funds into or out of the Dover Stock Fund held in the Plan. This period, during which participants and beneficiaries will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period.”

The blackout period is expected to begin September 14, 2020 and last through October 9, 2020. If there are any adjustments to the beginning date or the length of the blackout period, the Company will provide you with notice of such adjustment as soon as reasonably practicable.

Restrictions on Executive Officers and Directors During the Blackout Period

Because participants and beneficiaries of the Plan will be unable to move assets into or out of the Dover Stock Fund during the blackout period, the Company’s executive officers and directors will be subject to the trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 for the duration of the blackout period. Subject to limited exceptions, these restrictions generally prohibit the direct or indirect purchase, sale or other acquisition or transfer of any Company Stock that you acquired in connection with your employment or service as an executive officer or director of the Company, including, but not limited to, any Company Stock acquired through the Plan. For this purpose, there is a rebuttable presumption that any Company Stock that you attempt to transfer during the blackout period was acquired in connection with your employment or service.

If you participate in the Plan, during the blackout period you will be unable to access, make any changes or request any transactions in your account.

Who to Contact for Additional Information

If you have any questions about this Notice or the blackout period generally, you may contact RetirementPlans@dovercorp.com, or Annabel Havill, Global Benefits Manager, 3005 Highland Ave, Downers Grove, IL, 60515, 630-743-5168.

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